Exhibit 99.12

Pazoo Expands Already Impressive Roster Of Health And Wellness Experts

Cedar Knolls, NJ, February 19, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce it has once again expanded its number of Health and Wellness Experts who share their knowledge, insight and expertise with www.pazoo.com visitors.

Pazoo’s health and wellness experts in both human and pet care are dedicated to helping people and their pets achieve overall health and wellbeing in all aspects of life. Pazoo’s experts are important contributors to www.pazoo.com and its unique health and wellness content in forms of blogs, articles, and videos. Pazoo’s experts are recognized as leaders in their specialties and are in demand as consultants, authors and speakers all over the world.

The latest additions to the www.pazoo.com expert section include: Dr. David Pizzano, Podiatric Medicine and Surgery Expert; Dr. Greg Zimmerman, Urology Expert; Dr. Benjamin Casella, Eye Care Expert; Craig Cohen, Restaurant and Food Safety Expert; Bernard Nagle, Health and Leadership Expert; Erik Deitz, Water Expert; Jaime Malone, Licensed Professional Counseling Expert; Kathy Lindert, Hypnosis Expert; and Susan Ascher, Thought and Leadership Expert.

All of our new experts contribute new and updated information and advice on a regular basis to pazoo.com. Additionally, many of these experts are available for speaking engagements, seminars, phone or video-conferencing, and personal one-on-one consultations.  To visit an expert’s profile and see their health and wellness content and information, please visit www.pazoo.com/experts

Pazoo, Inc. CEO David Cunic added, “With the addition of these diverse experts in the Health and Wellness field, it shows Pazoo's continued commitment to empower individuals on all aspects of health and wellness.  Pazoo will continue to keep adding experts so every individual will be able to find and learn from the expert that suits them best"

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn

Phone: 1-855-PAZOO-US

Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: February 19, 2014